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                                                               EXHIBIT (15)(b)


                    THE LUTHERAN BROTHERHOOD FAMILY OF FUNDS


                           SHAREHOLDER SERVICING PLAN
                                    (CLASS A)

     WHEREAS, The Lutheran Brotherhood Family of Funds, an unincorporated association organized as a business trust under the laws of the State of Delaware (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, the Trust is authorized (i) to issue shares of beneficial interest in separate series, with the shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) to divide the shares within each such series into two or more classes;


     WHEREAS, the Trust has established the following series: Lutheran Brotherhood Opportunity Growth Fund, Lutheran Brotherhood Mid Cap Growth Fund, Lutheran Brotherhood World Growth Fund, Lutheran Brotherhood Fund, Lutheran Brotherhood High Yield Fund, Lutheran Brotherhood Income Fund, Lutheran Brotherhood Municipal Bond Fund and Lutheran Brotherhood Money Market Fund (each such portfolio being referred to herein individually as an "Initial Series" and collectively as the "Initial Series" and such series, together with all other series subsequently established by the Trust and made subject to this Plan, being referred to herein individually as a "Series" and collectively as the "Series"); and


     WHEREAS, the Trust has established three classes of shares, such classes being referred to as "Class A", "Class B" and "Institutional Class"; and

     WHEREAS, the Trust desires to adopt a Shareholder Servicing Plan (the "Plan") with respect to the Class A shares (the "Shares") of the Initial Series; and

     WHEREAS, the Trust may enter into one or more agreements related to the Plan (each, an "Agreement") for the provision of shareholder servicing functions with one or more organizations, including, without limitation Lutheran Brotherhood Securities Corp. (each, an "Agent"); and

     WHEREAS, the Board of Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or the Agreement and any agreements relating to it (the "Qualified Trustees"), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan and the Agreement will benefit the Class A shares of the Initial Series and its shareholders, have accordingly approved the Plan and the Agreement by votes cast in person at a meeting called for the purpose of voting on the Plan and the Agreement and any agreements related thereto.



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     NOW, THEREFORE, the Trust hereby adopts this Plan on the following terms and conditions:



     1. SHAREHOLDER SERVICING ACTIVITIES. Subject to the supervision of the Board of Trustees, the Trust may engage, directly or indirectly, in financing any activities relating to shareholder servicing functions, including without limitation making payments to the Agent or affiliates of the Agent for one or more of the following activities: (a) answering inquiries regarding account status and history, the manner in which purchases and redemptions of the Shares may be effected, and certain other matters pertaining to the Shares; (b) assisting in designating and changing dividend options, account designations and addresses; (c) assisting the field force and other financial intermediaries in responding to and dealing with shareholders and prospective shareholders and all matters related thereto; (d) recruiting, training and assisting in licensing and qualifying the field force; (e) providing the field force with educational material, technology equipment, including laptop computers and software, designed to assist the field force to better serve and assist shareholders with respect to their investments and financial planning; (f) providing the field force with various benefits including retirement benefits, medical, hospital, dental and life insurance; (g) making available facilities that enable or assist shareholders to obtain current information concerning their investment in the Trust and other financial information; and (h) developing and maintaining a web-site for usage by shareholders of the Trust.



     The Trust is authorized to engage in the activities listed above either directly or through other persons with which the Trust has entered into Agreements pursuant to the Plan.



     2. MAXIMUM EXPENDITURES. The expenditures to be made by the Initial Series pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined from time to time by the Trustees, but in no event may such expenditures exceed the following: (i) with respect to Shares of the Initial Series, an annual rate of .25% of the average daily value of net assets represented by such Shares, and (ii) with respect to Shares of any Series subsequently established by the Trust and made subject to this Agreement, the annual rate as agreed upon and specified in an addendum hereto. The expenditures to be made pursuant to this Plan shall commence with respect to Shares of a Series as of the date on which this Plan becomes effective with respect to each such Series.



     3. PAYMENTS. Pursuant to this Plan, the Trust shall make periodic payments to the Agent at the annual rate provided for in the Agreement with respect to the Shares of each Series. The servicing expenses of a particular class will be borne solely by that class and no Series will use fees charged to one class within a Series to support the marketing or servicing relating to any other class within that Series or any other Series.



     4.  TERM AND TERMINATION.

         (a) Initial Series. This Plan shall become effective with respect to the Shares of the Initial Series as of the later of (i) the date on which an amendment to the Registration



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Statement on Form N-1A with respect to the Shares becomes effective under the
Securities Act of 1933, as amended, or (ii) the date on which the Initial Series commences offering the Shares to the public and shall continue in effect with respect to the Shares (subject to Section 4(d) hereof) until one year from the date of such effectiveness, unless the continuation of this Plan shall have been approved with respect to the Shares in accordance with the provisions of
Section 4(d) hereof.



         (b) Additional Series. This Plan shall become effective with respect to the Shares of each additional Series established by the Trust after the date hereof and made subject to this Plan upon commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to the Series by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting held before the initial public offering of such additional Series thereof and called for the purpose of voting on such approval), and shall continue in effect with respect to each such additional Series (subject to Section 4(d) hereof) for one year thereafter, unless the continuation of this Plan shall have been approved with respect to such additional Series in accordance with the provisions of
Section 4(c) hereof. The Agent and the Trust on behalf of each such additional Series shall each sign an addendum hereto agreeing to be bound hereby and setting forth such specific and different terms as the parties may agree upon, including, without implied limitation, the amount and purpose of payments to be made hereunder.


         (c) Continuation. This Plan and the Agreement shall continue in effect with respect to each Series subsequent to the initial term specified in Section 4(a) and (b) for so long as such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan, subject to any shareholder approval requirements existing under applicable law.

         (d) Termination.

             (i) This Plan may be terminated at any time with respect to the Trust or any Series thereof, as the case may be, by vote of a majority of the Qualified Trustees, or by vote of a majority of the outstanding voting Shares of that Series. For purposes of this Agreement, the term "vote of a majority of the outstanding voting Shares" of any Series shall mean the vote of the lesser of
(A) 67 percent or more of the outstanding voting Shares present at such meeting, if the holders of more than 50 percent of the outstanding voting Shares are present and represented by proxy; or (B) 50 percent or more of the Shares. The Plan may remain in effect with respect to a Series even if it has been terminated in accordance with this Section 4(d) with respect to one or more other Series of the Trust.

             (ii) The Agreement may be terminated at any time, without penalty, with respect to the Shares of any Series by vote of a majority of the Qualified Trustees or by


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             vote of a majority of the outstanding voting Shares of that Series on sixty days' written notice to the Agent.



     5. AMENDMENTS. This Plan may be amended with respect to the Shares of a Series by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting Shares of that Series.


     6. INDEPENDENT TRUSTEES. While this Plan is in effect with respect to any Series, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

     7. QUARTERLY REPORTS. The Treasurer of the Trust and the Treasurer of the Distributor shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

     8. RECORDKEEPING. The Trust shall preserve copies of this Plan, the Agreement and any related agreements and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan and the Agreement, the agreements or such reports, as the case may be, the first two years in an easily accessible place.



Dated: September 9, 1997



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